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                                                                Exhibit 10.21

                                AMENDMENT NO. 1
                                ---------------
                            TO EMPLOYMENT AGREEMENT
                            -----------------------

   THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this "Amendment") is made and entered into as of the 31st day of January, 1994, by and between MacFrugal's Bargains o Close-outs Inc., a Delaware corporation (the "Company"), and Mark J. Miller ("Executive"), with reference to the following facts:

                                    RECITALS
                                    --------

   WHEREAS, the Company and Executive are parties to that certain Employment Agreement dated as of September 25, 1992 (the "Employment Agreement") pursuant to which Executive serves as the Executive Vice President, General Merchandise Manager of the Company;

   WHEREAS, the Company and Executive desire to amend the Employment Agreement in certain respects as hereinafter set forth;

   NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

   1. Section 2(b) of the Employment Agreement is hereby deleted and restated in its entirety as follows:

            "(b) Performance Bonus. With respect to each full fiscal year of the Company that this Agreement is in effect throughout and any fiscal year of the Company in which Executive is terminated pursuant to Section 8(d) hereof (each, a "Bonus Year"), Executive shall be entitled to participate in a performance bonus plan approved annually for executive officers of the Company by the Compensation Committee of the Board of Directors. The calculation and payment to Executive of the performance bonus contemplated by this Section 2(b) shall be made as soon as practicable in the fiscal year of the Company immediately succeeding such Bonus Year, following preparation of the Company's annual audited financial statements for such Bonus Year. At the Company's option, the Company may apply any bonus payable pursuant to this Section 2(b) against amounts then due and payable under that certain Promissory Note of even date herewith in the original principal amount of $30,000 of which Executive is the maker and the Company is the holder. Any performance bonus paid to Executive under this Section 2(b) shall be treated as an expense of the Company in determining whether such bonus is payable."
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   2. Section 2(c) of the Employment Agreement is hereby deleted in its entirety.

   3. The first sentence of Section 3 of the Employment Agreement is hereby deleted and restated in its entirety as follows:

            "In the event of the termination of Executive's employment hereunder pursuant to Section 8(d), the Company shall continue to make the payments provided for in Section 2(a) at the rate then being paid to Executive and shall continue to provide Executive with the medical, disability and life insurance benefits provided in Section 5(a) hereof:
   (a) if this Agreement is so terminated on or prior to September 27, 1994, for nine (9) months after the date of such termination; (b) if this Agreement is so terminated on or prior to September 27, 1995, for eighteen
   (18) months after the date of such termination; and (c) if the Company elects not to renew Executive's employment after the expiration of the term of this Agreement, for eighteen (18) months after the expiration of the term."

   4. Section 4 of the Employment Agreement is hereby deleted and restated in its entirety as follows:

            "4. Options. Executive shall be entitled to participate in any performance stock option plan approved annually for other executive officers of the Company by the Compensation Committee of the Board of Directors. To the maximum extent permitted by the Internal Revenue Code of 1986, as amended, including the rules and regulations thereunder, all such options shall be incentive stock options, and the remainder of such options shall be non-qualified stock options."

   5. Section 5(b) of the Employment Agreement is hereby deleted and restated in its entirety as follows:

            "(b) Every two years during the term of Executive's employment, the Company shall furnish Executive with a motor vehicle of his choice to use for business purposes, provided, however, that such motor vehicle shall not have an original cost to the Company of more than $50,000."

   6. The second sentence of Section 8(c) of the Employment Agreement is hereby deleted and restated in its entirety as follows:

            "For the purposes of this Agreement, the term 'For Cause' shall mean: (i) Executive's breach of the covenants contained in Sections 7, 11 or 13(a)



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   hereof; (ii) Executive's conviction by, or entry of a plea of guilty or nolo contendere in, a court of competent jurisdiction for any crime involving moral turpitude or any felony punishable by imprisonment in the jurisdiction involved; or (iii) Executive's commission of any act of fraud or dishonesty in connection with, or related to, his duties hereunder."

   7. The last sentence of Section 8(c) of the Employment Agreement is hereby deleted and restated in its entirety as follows:

            "Without limiting the generality of the foregoing, Executive shall have no right on or after the date of such termination to any of the benefits set forth in Section 5 hereof (other than payment for accrued vacation), any payment of base salary pursuant to Section 2(a), any payment of performance bonus for the Bonus Year in which such termination occurs or any other benefit or payment of any kind whatsoever."

   8. Section 8(d) of the Employment Agreement is hereby deleted and restated in its entirety as follows:

            "Subject to the payment of amounts required by Sections 2(b) and 3, the Company shall be entitled to terminate Executive's employment without cause at any time upon thirty days written notice."

   9. Except as set forth above, no other amendments or modifications are made to the Employment Agreement and the Employment Agreement shall remain in full force and effect.

   IN WITNESS WHEREOF, the parties hereto have signed this Amendment as of the date first written above.


The Company:              MacFrugal's Bargains o Close-outs Inc.,
                          a Delaware corporation


                         By LEONARD S. WILLIAMS
                            -----------------------
                            Leonard S. Williams
                            Chief Executive Officer


Executive:

                            MARK J. MILLER
                            -----------------------
                            Mark J. Miller


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